SUB-ITEM 77-E
LEGAL PROCEEDINGSLEGAL
 PROCEEDINGS

Since February 2004,
Federated and related entities
(collectively, ?Federated?) have
been named as defendants in
several lawsuits, that were
consolidated into a single action
 in the United States District Court
for the Western District of Pennsylvania, alleging excessive advisory fees involving one of the Federated-sponsored mutual funds.
 Without admitting the validity of
any claim, Federated reached a
final settlement with the Plaintiffs
in these cases in April 2011.